Exhibit 15.5

Wing Lui	T +852 2827 8833
Senior Consultant	D +852 2820 8281
F +852 2827 8899

36th Floor, Sun Hung Kai Centre	wing.lui@towerswatson.com
30 Harbour Road	towerswatson.com
Wanchai
Hong Kong

12 March 2013

The Board of Directors

HSBC Holdings plc

Dear Sirs,

I, Wing Lui, consent to be named as valuation actuary of the HSBC Group Hong Kong Local Staff Retirement Benefit Scheme in the Annual Report on Form 20-F for the year ended December 31, 2012 of HSBC Holdings plc and to the incorporation by reference of references to us in the registration statements (nos. 333-10474, 333-92024, 333-102027, 333-103887, 333-104203, 333-109288, 333-113427, 333-127327, 333-126531, 333-135007, 333-143639, 333-145859, 333-155338, 333-158054, 333-158065, 333-162565, 333-170525, 333-176732, 333-180288 and 333-183806).

Yours faithfully,

Wing Lui, F.S.A.
Senior Consultant

Towers Watson Hong Kong Limited